Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Amendment No. 1 to Registration Statement No. 333-166209 on Form F-3 to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1933, as amended (the “Registration Statement”), of our report dated April 29, 2009 with respect to the consolidated balance sheet of Canadian Superior Energy Inc. as at December 31, 2008 and the consolidated statements of operations, comprehensive loss and deficit and cash flows for the years ended December 31, 2008 and 2007, which is incorporated by reference in the Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Calgary, Canada
May 25, 2010	Chartered Accountants